Exhibit 99.1

For Immediate Release

Bluerock Residential Growth REIT Announces Fourth Quarter 2019 Results

- Total Fourth Quarter Revenues Grew 5.0% to $52.5 Million -

- Full Year 2019 Same Store Revenue Grew 4.8% -

New York, NY (February 13, 2020) – Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) (“the Company”), an owner of highly amenitized multi-family apartment communities, announced today its financial results for the quarter ended December 31, 2019.

Fourth Quarter Highlights

•	Total revenues grew 5.0% to $52.5 million for the quarter from $50.0 million in the prior year period.

•	Net loss attributable to common stockholders for the fourth quarter of 2019 was ($0.62) per diluted share, as compared to net loss attributable to common stockholders of ($0.55) per diluted share in the prior year period.

•	Property Net Operating Income (“NOI”) grew 5.2% to $28.2 million from $26.8 million in the prior year period.

•	Same store revenue increased 2.4% and same store NOI decreased 0.2%, as compared to the prior year period due to one-time events detailed below. Full year same store revenue and NOI increased 4.8% and 5.8%, respectively.

•	Completed 211 value-add unit upgrades during the quarter producing a 19.3% ROI through increased monthly rental rates.

•	Improved operating margin by 110 basis points year over year to 61.6%.

•	Core funds from operations attributable to common stockholders and unit holders (“CFFO”) was $6.7 million, compared to $6.3 million in the prior year period. CFFO per diluted share was $0.21 for the quarter as compared to $0.20 in fourth quarter 2018.

•	Invested in three multifamily communities totaling 866 units for a total purchase price of $222 million.

•	Invested $48 million in debt and preferred equity investments, including three multifamily communities totaling 481 units in Atlanta and Smyrna, Georgia and additional fundings of seven development projects.

•	Paid quarterly common stock dividend of $0.1625, a 77% payout on a CFFO basis.

•	Terminated the Series B Preferred Stock offering, and initiated sales of Series T preferred stock in December 2019.

•	Consolidated real estate investments, at cost, increased approximately $286 million to $2.1 billion, from December 31, 2018.

Full Year 2019 Highlights

•	Total revenues grew 13.7% to $210.0 million for the year from $184.7 million in the prior year.

•	Net loss attributable to common stockholders for 2019 was ($0.91) per share, as compared to ($1.82) per share in the prior year.

•	Property NOI grew 17.4% to $110.9 million, from $94.5 million in the prior year.

•	Same store revenue and NOI increased 4.8% and 5.8%, respectively, as compared to the prior year.

•	Completed 979 value-add unit upgrades during the year producing a 22.7% ROI through increased monthly rental rates.

•	Improved operating margin by 170 basis points year over year to 59.8%.

•	CFFO increased 2.6% to $25.4 million, from $24.8 million in the prior year. CFFO per share increased 2.5% to $0.82 for the year from $0.80 in the prior year.

•	For the full year, the Company made investments in seven multifamily communities with 2,365 total units for a total purchase price of $526 million.

•	Completed the sale of eight assets during 2019, totaling approximately $370 million.

•	Invested $94 million in debt and preferred equity investments, including five operating multifamily communities totaling 785 units, one development community, and additional fundings of eleven development projects.

•	Invested $10 million to buyout the noncontrolling interests in three assets.

“The fourth quarter topped a productive year for BRG, as we delivered same-store NOI growth of 5.8% for the year, and completed over $629 million of investments to fuel our ongoing growth. This included an active fourth quarter where we acquired three operating assets and invested in three preferred equity investments,” said Ramin Kamfar, Chairman and CEO. “We continued to target growth markets and expanded our geographic footprint in the West with acquisitions in Arizona and Washington. We are excited about the growth we anticipate as 2020 progresses and we realize the benefits of our recent acquisitions and proven value-add upgrade program.”

Financial Results

Net loss attributable to common stockholders for the fourth quarter of 2019 was ($13.8) million, or ($0.62) per diluted share, compared to a net loss attributable to common stockholders of ($12.8) million, or ($0.55) per diluted share, in the prior year period. Net income attributable to common stockholders included non-cash expenses of $18.6 million, or $0.83 per share in the fourth quarter of 2019 compared to non-cash expenses of $17.7 million or $0.75 per share for the prior year period.

CFFO for the fourth quarter of 2019 was $6.7 million, or $0.21 per diluted share, compared to $6.3 million, or $0.20 per diluted share, in the prior year period. CFFO was primarily driven by growth in property NOI of $1.4 million, interest income of $1.0 million, preferred returns on unconsolidated real estate of $0.2 million arising from investment activity and decreases of $0.7 million and $0.3 million in cash general and administrative expenses and interest expense, respectively. This was primarily offset by a year-over-year rise in preferred stock dividends of $3.2 million.

Total Portfolio Performance

$ In thousands, except average rental rates	4Q19	4Q18	Variance		YTD19	YTD18	Variance
Total Revenues (1)	$52,520	$50,011	5.0%		$209,971	$184,716	13.7%
Property Operating Expenses	$17,600	$17,493	0.6%		$74,449	$67,997	9.5%
NOI	$28,200	$26,795	5.2%		$110,927	$94,464	17.4%
Operating Margin	61.6%	60.5%	110	bps	59.8%	58.1%	170	bps
Occupancy Percentage	93.6%	94.5%	(90	)bps	93.8%	94.1%	(30	)bps
Average Rental Rate	$1,319	$1,280	3.0%		$1,311	$1,251	4.8%

(1)	Including interest income from related parties

For the fourth quarter of 2019, property revenues increased by 5.0% compared to the same prior year period primarily attributable to the increased size of the portfolio. Total portfolio NOI was $28.2 million, an increase of $1.4 million, or 5.2%, compared to the same period in the prior year.

Property NOI margins were 61.6% of revenue for the quarter, an increase of 110 basis points compared to 60.5% of revenue in the prior year quarter. Property operating expenses were up primarily due to non-controllable expenses increases.

Same Store Portfolio Performance

$ In thousands, except average rental rates	4Q19	4Q18	Variance		YTD19	YTD18	Variance
Revenues	$36,319	$35,472	2.4%		$126,568	$120,770	4.8%
Property Operating Expenses	$14,569	$13,681	6.5%		$51,012	$49,340	3.4%
NOI	$21,750	$21,791	(0.2%)		$75,556	$71,430	5.8%
Operating Margin	59.9%	61.4%	(150	)bps	59.7%	59.1%	60	bps
Occupancy Percentage	93.6%	94.8%	(120	)bps	94.1%	94.3%	(20	)bps
Average Rental Rate	$1,324	$1,278	3.6%		$1,320	$1,255	5.2%

Same store NOI for the three months ended December 31, 2019 decreased 0.2%, or $0.04 million, compared to the 2018 period. Same store property revenues increased 2.4% as compared to the 2018 period, primarily driven by a 3.6% increase in average rental rates as twenty-four of our twenty-six same store properties recognized rental rate increases during the period. Revenues were moderated by a 120 basis points decrease in average occupancy to 93.6% primarily due to a loss of 27 corporate leases in one asset, and the transition of property management at three assets necessitated by performance issues. Occupancy at the above assets have recovered to 96.2% as of end of January 2020.

Same store expenses for the three months ended December 31, 2019 increased 6.5%, or $0.9 million, compared to the 2018 period, primarily due to non-controllable expense increases.  Real estate taxes increased $0.6 million from prior year due to $0.3 million in municipality tax increases and to a $0.3 million real estate tax income item recognized in the prior year.  In addition, insurance expenses increased $0.2 million due to industrywide price increases stemming from hurricanes, wildfires, and hail over the past two years.

Renovation Activity

The Company completed 211 value-add unit upgrades during the fourth quarter producing a 19.3% ROI through increased monthly rental rates. The Company completed 979-unit renovations in 2019 producing a 22.7% ROI through increased monthly rental rates.

Since inception, within the existing portfolio, the Company has completed 2,645 value-add unit upgrades at an average cost of $5,682 per unit and achieved an average monthly rental rate increase of $111 per unit, equating to a 23.5% ROI on all unit upgrades leased as of December 31, 2019. The Company has identified approximately 4,515 remaining units within the existing portfolio for value-add upgrades with similar projected economics to the completed renovations.

Portfolio Activity

During the fourth quarter, the Company completed investments totaling $270 million. These investments include the following:

•	Funded $26 million in increased development loans related to The Park at Chapel Hill, a development located in Chapel Hill, North Carolina.

•	Acquired a 90% interest in a 358-unit apartment community located in Atlanta, Georgia, known as Chattahoochee Ridge. The total purchase price was $70 million, funded in part by a $45 million mortgage loan secured by the property.

•	Invested $4 million to increase its interest in the Helios development in Atlanta, Georgia.

•	Acquired a 100% interest in a 332-unit apartment community located in Scottsdale, Arizona, known as The District at Scottsdale. The total purchase price was approximately $124 million, funded in part by a $82 million mortgage loan secured by the property. The asset was 60% leased at purchase, as a result of which the Company realized a 50 to 75 basis point cap rate benefit on its purchase price.

•	Acquired a 90% interest in a 176-unit apartment community located in Pasco, Washington, known as Navigator Villas. The total purchase price was approximately $28 million, funded in part by the assumption of a $15 million mortgage loan secured by the property, along with a $6 million supplemental mortgage loan. The Company believes this community has significant value-add renovation upside opportunity.

•	Made preferred equity investments totaling $10 million into three Atlanta, Georgia MSA operating assets with 481-units called Belmont Crossing, Sierra Terrace, and Sierra Village.

•	Funded $8 million under existing preferred and mezzanine commitments in five developments.

•	In addition, contributed its remaining mezzanine loan of $10 million to Cade Boca Raton for an 81.0% interest in the Cade Boca Raton development.

•	Subsequent to year-end, acquired a 100% interest in a 254-unit apartment community in Phoenix, Arizona known as Avenue 25 for a total purchase price of $56 million. The asset offers significant operational upside through institutional property management and substantial value-add opportunity.

Balance Sheet

During the fourth quarter, the Company raised gross proceeds of approximately $84.3 million through the issuance of 84,293 shares of Series B Preferred Stock with associated warrants at $1,000 per unit. The Company terminated the offering of Series B Preferred Stock and warrants effective December 20, 2019.

The Company initiated sales of the Series T Preferred Stock in December 2019 and issued 17,400 Series T Preferred shares with gross proceeds of $0.4 million. The Series T Preferred Stock continuous offering offers 20,000,000 preferred shares in the primary offering, along with 12,000,000 preferred shares pursuant to a dividend reinvestment plan. The preferred shares are offered at $25.00 per share and pay cumulative monthly dividends at a 6.15% annual rate, along with an annual stock dividend of up to 0.2% annually for five years.

The Company initiated redemptions of its Series B Preferred Stock during November 2019. The Company redeemed 7,300 shares of Series B Preferred Stock representing a stated value of $7.3 million plus accrued and unpaid dividends by issuing 613,153 shares of Class A common stock.

The Company repurchased 57,883 shares of its Class A common stock at an average price of $11.79 per share, for a total cost of approximately $0.7 million under its $50.0 million share repurchase plan announced in December 2019.

The Company sold 454,237 shares of its Class A common stock at an average price of $11.98 per share, for total proceeds of approximately $5.4 million under its Class A common stock ATM (“At-the-Market”) offering announced in September 2019.

As of December 31, 2019, the Company had $31.7 million of unrestricted cash on its balance sheet, approximately $83.0 million available among its revolving credit facilities, and $1.4 billion of debt outstanding.

Dividend

The Board of Directors authorized, and the Company declared, a quarterly dividend for the fourth quarter of 2019 equal to a quarterly rate of $0.1625 per share on its Class A common stock, payable to the stockholders of record as of December 24, 2019, which was paid in cash on January 3, 2020. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that the Company will continue to declare dividends or at this rate.

The Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 8.250% Series A Cumulative Redeemable Preferred Stock for the fourth quarter of 2019, in the amount of $0.515625 per share. In addition, the Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 7.625% Series C Cumulative Redeemable Preferred Stock for the fourth quarter of 2019, in the amount of $0.4765625 per share. Further, the Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 7.125% Series D Cumulative Preferred Stock for the fourth quarter of 2019, in the amount of $0.4453125 per share. The dividends were payable to the stockholders of record on December 24, 2019 and were paid in cash on January 3, 2020.

On October 14, 2019, the Board of Directors authorized, and the Company declared, a monthly dividend of $5.00 per share of Series B Preferred Stock, payable to the stockholders of record as of October 25, 2019, which was paid in cash on November 5, 2019. On October 31, 2019, the Board of Directors authorized, and the Company declared, monthly dividends of $5.00 per share, each prorated on the basis of the actual number of days in the applicable dividend period during which each such share was outstanding.  Such prorated dividends were paid in cash on each of (i) December 5, 2019 (to holders of record on November 25, 2019), and (ii) January 3, 2020 (to holders of record on December 24, 2019).

On December 20, 2019, the Board of Directors authorized, and the Company declared a monthly dividend of $0.128125 per share of Series T Preferred Stock, prorated on the basis of the actual number of days in the applicable dividend period during which each share was outstanding.  Such pro-rated dividends were payable to the stockholders of record on December 24, 2019 and were paid in cash on January 3, 2020.

2020 Guidance

Based on the Company’s current outlook and market conditions, the Company anticipates 2020 CFFO in the range of $0.83 to $0.86 per share. The Company anticipates that earnings growth will be more heavily weighted towards the second half of 2020 as it realizes the upside opportunity from implementation of institutional property management, lease-ups, and value-add renovations at its recent acquisitions. For additional guidance details underlying earnings guidance, please see page 32 of Company’s Fourth Quarter 2019 Earnings Supplement available under Investors on the Company’s website (www.bluerockresidential.com).

Conference Call

All interested parties can listen to the live conference call at 11:00 AM ET on Thursday, February 13, 2020 by dialing +1 (866) 843-0890 within the U.S., or +1 (412) 317-6597, and requesting the "Bluerock Residential Conference."

For those who are not available to listen to the live call, the conference call will be available for replay on the Company’s website two hours after the call concludes, and will remain available until March 13, 2020 at http://services.choruscall.com/links/brg200213.html, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10138317.

The full text of this Earnings Release and additional Supplemental Information is available in the Investors section on the Company’s website at http://www.bluerockresidential.com.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) is a real estate investment trust that focuses on developing and acquiring a diversified portfolio of institutional-quality highly amenitized live/work/play apartment communities in demographically attractive knowledge economy growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through value add improvements to properties and operations. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 27, 2019, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Portfolio Summary

The following is a summary of our operating real estate and mezzanine/preferred investments as of December 31, 2019:

Consolidated Operating Properties	Location	Number of Units	Year Built/ Renovated (1)	Ownership Interest	Average Rent (2)		% Occupied (3)
ARIUM Glenridge	Atlanta, GA	480	1990	90%	$1,262		92.9%
ARIUM Grandewood	Orlando, FL	306	2005	100%	1,435		94.1%
ARIUM Hunter’s Creek	Orlando, FL	532	1999	100%	1,445		94.7%
ARIUM Metrowest	Orlando, FL	510	2001	100%	1,418		93.5%
ARIUM Westside	Atlanta, GA	336	2008	90%	1,571		97.0%
Ashford Belmar	Lakewood, CO	512	1988/1993	85%	1,658		91.8%
Ashton Reserve	Charlotte, NC	473	2015	100%	1,125		95.8%
Cade Boca Raton	Boca Raton, FL	90	2019	81%	2,639		92.2%
Chattahoochee Ridge	Atlanta, GA	358	1996	90%	1,370		91.3%
Citrus Tower	Orlando, FL	336	2006	97%	1,328		92.6%
Denim	Scottsdale, AZ	645	1979	100%	1,177		97.2%
Element	Las Vegas, NV	200	1995	100%	1,259		94.5%
Enders Place at Baldwin Park	Orlando, FL	220	2003	92%	1,799		96.4%
Gulfshore Apartment Homes, formerly ARIUM Gulfshore	Naples, FL	368	2016	100%	1,316		92.9%
James on South First	Austin, TX	250	2016	90%	1,325		94.0%
Marquis at The Cascades	Tyler, TX	582	2009	90%	1,238		93.8%
Marquis at TPC	San Antonio, TX	139	2008	90%	1,494		97.1%
Navigator Villas	Pasco, WA	176	2013	90%	1,087		95.5%
Outlook at Greystone	Birmingham, AL	300	2007	100%	1,018		95.3%
Park & Kingston	Charlotte, NC	168	2015	100%	1,331		94.6%
Pine Lakes Preserve, formerly ARIUM Pine Lakes	Port St. Lucie, FL	320	2003	100%	1,333		94.7%
Plantation Park	Lake Jackson, TX	238	2016	80%	1,362		91.6%
Providence Trail	Mount Juliet, TN	334	2007	100%	1,256		91.0%
Roswell City Walk	Roswell, GA	320	2015	98%	1,549		94.4%
Sands Parc	Daytona Beach, FL	264	2017	100%	1,374		94.7%
The Brodie	Austin, TX	324	2001	93%	1,321		96.0%
The District at Scottsdale	Scottsdale, AZ	332	2018	100%	2,161		61.1%
The Links at Plum Creek	Castle Rock, CO	264	2000	88%	1,456		90.9%
The Mills	Greenville, SC	304	2013	100%	1,071		93.4%
The Preserve at Henderson Beach	Destin, FL	340	2009	100%	1,474		93.5%
The Reserve at Palmer Ranch, formerly ARIUM at Palmer Ranch	Sarasota, FL	320	2016	100%	1,305		96.9%
The Sanctuary	Las Vegas, NV	320	1988	100%	1,026		89.4%
Veranda at Centerfield	Houston, TX	400	1999	93%	981		96.3%
Villages at Cypress Creek	Houston, TX	384	2001	80%	1,155		93.8%
Wesley Village	Charlotte, NC	301	2010	100%	1,372		92.4%
Consolidated Operating Properties Subtotal/Average		11,746			$1,319	(4)	94.0	%(4)

Mezzanine/Preferred Investments	Location	Actual/Planned Number of Units			Pro Forma Average Rent
Alexan CityCentre	Houston, TX	340			$1,721	(2)
Alexan Southside Place	Houston, TX	270			1,710	(2)
Arlo	Charlotte, NC	286			1,507
Belmont Crossing	Smyrna, GA	192			789	(2)
Domain at The One Forty	Garland, TX	299			1,469
Helios	Atlanta, GA	282			1,443	(2)
Mira Vista	Austin, TX	200			977	(2)
Motif, formerly Flagler Village	Fort Lauderdale, FL	385			2,352
North Creek Apartments	Leander, TX	259			1,358
Novel Perimeter	Atlanta, GA	320			1,749
Riverside Apartments	Austin, TX	222			1,408
Sierra Terrace	Atlanta, GA	135			1,159	(2)
Sierra Village	Atlanta, GA	154			1,073	(2)
The Park at Chapel Hill	Chapel Hill, NC	*			*
Thornton Flats	Austin, TX	104			1,551	(2)
Vickers Historic Roswell	Roswell, GA	79			3,176
Wayforth at Concord	Concord, NC	150			1,707
Whetstone Apartments	Durham, NC	204			1,327	(2)
Mezzanine and Preferred Investments Subtotal/Average		3,881			$1,631

Portfolio Properties Total/Average		15,627			$1,394	(4)

(1) Represents date of last significant renovation or year built if no renovations.

(2) Represents the average effective monthly rent per occupied unit for the three months ended December 31, 2019.

(3) Percent occupied is calculated as (i) the number of units occupied as of December 31, 2019, divided by (ii) total number of units, expressed as a percentage.

(4) Excludes District at Scottsdale, which is in lease-up and Cade Boca Raton, which was consolidated on December 31, 2019 and had no operations for the quarter.

* The development is in the planning phase, project specifications are in process.

Consolidated Statement of Operations

For the Three and Nine Months Ended December 31, 2019 and 2018

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues
Net rental income	$40,565	$39,534	$164,498	$144,325
Other property revenues	5,235	4,754	20,878	18,136
Rental and other property revenues	45,800	44,288	185,376	162,461
Interest income from related parties	6,720	5,723	24,595	22,255
Total revenues	52,520	50,011	209,971	184,716
Expenses
Property operating	17,600	17,493	74,449	67,997
Property management fees	1,192	1,184	4,899	4,391
General and administrative	5,620	5,623	22,553	19,553
Acquisition and pursuit costs	210	37	556	116
Weather-related losses, net	7	107	355	288
Depreciation and amortization	19,355	16,839	70,452	62,683
Total expenses	43,984	41,283	173,264	155,028
Operating income	8,536	8,728	36,707	29,688
Other income (expense)
Other income	68	—	68	—
Preferred returns on unconsolidated real estate joint ventures	2,700	2,435	9,797	10,312
Gain on sale of real estate investments	—	—	48,680	—
Gain on sale of non-depreciable real estate investments	—	—	679	—
Loss on extinguishment of debt and debt modification costs	(335)	—	(7,258)	(2,277)
Interest expense, net	(13,728)	(16,935)	(59,554)	(52,998)
Total other (expense) income	(11,295)	(14,500)	(7,588)	(44,963)
Net (loss) income	(2,759)	(5,772)	29,119	(15,275)
Preferred stock dividends	(12,868)	(9,642)	(46,159)	(35,637)
Preferred stock accretion	(3,415)	(1,829)	(10,335)	(5,970)
Net loss attributable to noncontrolling interests
Operating Partnership units	(5,032)	(3,998)	(6,779)	(12,839)
Partially owned properties	(183)	(460)	(845)	(1,284)
Net loss attributable to noncontrolling interests	(5,215)	(4,458)	(7,624)	(14,123)
Net loss attributable to common stockholders	$(13,827)	$(12,785)	$(19,751)	$(42,759)

Net loss per common share - Basic	$(0.62)	$(0.55)	$(0.91)	$(1.82)

Net loss per common share – Diluted	$(0.62)	$(0.55)	$(0.91)	$(1.82)

Weighted average basic common shares outstanding	22,729,882	23,702,897	22,649,222	23,845,800
Weighted average diluted common shares outstanding	22,729,882	23,702,897	22,649,222	23,845,800

Consolidated Balance Sheets

Fourth Quarter 2019

(Unaudited and dollars in thousands except for share and per share amounts)

	December 31, 2019	December 31, 2018
ASSETS
Net Real Estate Investments
Land	$268,244	$200,385
Buildings and improvements	1,752,738	1,546,244
Furniture, fixtures and equipment	67,836	55,050
Construction in progress	68	989
Total Gross Real Estate Investments	2,088,886	1,802,668
Accumulated depreciation	(141,566)	(108,911)
Total Net Real Estate Investments	1,947,320	1,693,757
Cash and cash equivalents	31,683	24,775
Restricted cash	19,085	27,469
Notes and accrued interest receivable from related parties	193,781	164,084
Due from affiliates	4,077	2,854
Accounts receivable, prepaids and other assets	15,209	14,395
Preferred equity investments and investments in unconsolidated real estate joint ventures	126,444	89,033
In-place lease intangible assets, net	3,098	1,768
TOTAL ASSETS	$2,340,697	$2,018,135

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
Mortgages payable	$1,425,257	$1,206,136
Revolving credit facilities	18,000	82,209
Accounts payable	1,488	1,486
Other accrued liabilities	27,499	31,690
Due to affiliates	790	726
Distributions payable	13,541	12,073
Total Liabilities	1,486,575	1,334,320
8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 10,875,000 shares authorized; 5,721,460 shares issued and outstanding at December 31, 2019 and 2018	140,355	139,545
6.000% Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 1,225,000 shares authorized; 536,695 and 306,009 shares issued and outstanding as of December 31, 2019 and 2018, respectively	480,921	272,842
7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,323,750 shares issued and outstanding as of December 31, 2019 and 2018	56,797	56,485
6.150% Series T Redeemable Preferred Stock, liquidation preference $25.00 per share, 32,000,000 shares authorized; 17,400 and no shares issued and outstanding as of December 31, 2019 and 2018, respectively	388	—
Equity
Stockholders’ Equity
Preferred stock, $0.01 par value, 197,900,000 shares authorized; no shares issued and outstanding as of December 31, 2019 and 2018	—	—
7.125% Series D Cumulative Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,850,602 shares issued and outstanding at December 31, 2019 and 2018	68,705	68,705
Common stock - Class A, $0.01 par value, 747,509,582 shares authorized; 23,422,557 and 23,322,211 shares issued and outstanding as of December 31, 2019 and 2018, respectively	234	233
Common stock - Class C, $0.01 par value, 76,603 shares authorized; 76,603 shares issued and outstanding as of December 31, 2019 and 2018	1	1
Additional paid-in-capital	311,683	307,938
Distributions in excess of cumulative earnings	(253,132)	(218,531)
Total Stockholders’ Equity	127,491	158,346
Noncontrolling Interests
Operating partnership units	19,331	27,613
Partially owned properties	28,839	28,984
Total Noncontrolling Interests	48,170	56,597
Total Equity	175,661	214,943
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$2,340,697	$2,018,135

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business and performance, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Core Funds from Operations Attributable to Common Stockholders and Unit Holders

We believe that funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), and core funds from operations (“CFFO) are important non-GAAP supplemental measures of operating performance for a REIT.

FFO attributable to common stockholders and unit holders is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the NAREIT definition, as net income, computed in accordance with GAAP, excluding gains or losses on sales of depreciable real estate property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

CFFO makes certain adjustments to FFO, removing the effect of items that do not reflect ongoing property operations such as acquisition expenses, non-cash interest, unrealized gains or losses on derivatives, losses on extinguishment of debt and debt modification costs (includes prepayment penalties incurred and the write-off of unamortized deferred financing costs and fair market value adjustments of assumed debt), one-time weather-related costs, gains or losses on sales of non-depreciable real estate property, shareholder activism, stock compensation expense and preferred stock accretion. We believe that CFFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core recurring property operations. As a result, we believe that CFFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential.

Our calculation of CFFO differs from the methodology used for calculating CFFO by certain other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO and CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and CFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor CFFO is equivalent to net income, including net income attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor CFFO should be considered as an alternative to net income, including net income attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired seven operating properties, made six property investments through preferred equity interests or mezzanine loans, and sold seven operating properties subsequent to December 31, 2018. Therefore, the results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

The table below reconciles our calculations of FFO and CFFO to net loss attributable to common stockholders, the most directly comparable GAAP financial measure, for the three and nine months ended December 31, 2019 and 2018 (in thousands, except per share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net loss attributable to common stockholders	$(13,827)	$(12,785)	$(19,751)	$(42,759)
Add back: Net loss attributable to Operating Partnership units	(5,032)	(3,998)	(6,779)	(12,839)
Net loss attributable to common stockholders and unit holders	(18,859)	(16,783)	(26,530)	(55,598)
Common stockholders and Operating Partnership units pro-rata share of:
Real estate depreciation and amortization (1)	18,483	15,785	66,670	59,103
Gain on sale of real estate investments	—	—	(48,172)	—
FFO Attributable to Common Stockholders and Unit Holders	(376)	(998)	(8,032)	3,505
Common stockholders and Operating Partnership units pro-rata share of:
Acquisition and pursuit costs	210	37	556	116
Non-cash interest expense	826	780	3,174	3,757
Unrealized loss on derivatives	32	3,001	2,450	2,776
Loss on extinguishment of debt and debt modification costs	335	—	7,199	2,226
Weather-related losses, net	7	102	313	280
Non-real estate depreciation and amortization	121	85	448	301
Gain on sale of non-depreciable real estate investments	—	—	(679)	—
Shareholder activism	—	—	393	—
Non-recurring income	(68)	—	(68)	—
Non-cash preferred returns on unconsolidated real estate joint ventures	(353)	(280)	(1,291)	(980)
Non-cash equity compensation	2,506	1,768	10,615	6,807
Preferred stock accretion	3,415	1,829	10,335	5,970
CFFO Attributable to Common Stockholders and Unit Holders	$6,655	$6,324	$25,413	$24,758

Per Share and Unit Information:
FFO Attributable to Common Stockholders and Unit Holders - diluted	$(0.01)	$(0.03)	$(0.26)	$0.11
CFFO Attributable to Common Stockholders and Unit Holders - diluted	$0.21	$0.20	$0.82	$0.80

Weighted average common shares and units outstanding - diluted	31,455,630	31,113,092	30,899,927	30,995,249

(1)    The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests – partially owned properties, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre")

NAREIT defines earnings before interest, taxes, depreciation and amortization for real estate ("EBITDAre") (September 2017 White Paper) as net income, computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, and impairment write-downs of depreciated operating properties.

We consider EBITDAre to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unobscured by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items.

Adjusted EBITDAre represents EBITDAre further adjusted for non-comparable items and it is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as income tax payments, debt service requirements, capital expenditures and other fixed charges.

EBITDAre and Adjusted EBITDAre are not recognized measurements under GAAP. Because not all companies use identical calculations, our presentation of EBITDAre and Adjusted EBITDAre may not be comparable to similarly titled measures of other companies.

Below is a reconciliation of net loss attributable to common stockholders to EBITDAre (unaudited and dollars in thousands).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net loss attributable to common stockholders	$(13,827)	$(12,785)	$(19,751)	$(42,759)
Net loss attributable to noncontrolling interests	(5,215)	(4,458)	(7,624)	(14,123)
Preferred stock dividends	12,868	9,642	46,159	35,637
Preferred stock accretion	3,415	1,829	10,335	5,970
Interest expense, net	13,728	16,935	59,554	52,998
Depreciation and amortization	19,309	16,754	70,079	62,382
Gain on sale of real estate investments	—	—	(48,680)	—
Loss on extinguishment of debt and debt modification costs	335	—	7,258	2,277
EBITDAre	$30,613	$27,917	$117,330	$102,382
Acquisition and pursuit costs	210	37	556	116
Non-real estate depreciation and amortization	121	85	448	301
Weather-related losses, net	7	107	355	288
Gain on sale of non-depreciable real estate investments	—	—	(679)	—
Shareholder activism	—	—	393	—
Non-cash equity compensation	2,506	1,768	10,615	6,807
Non-recurring income	(68)	—	(68)	—
Non-cash preferred returns on unconsolidated real estate joint ventures	(353)	(280)	(1,291)	(980)
Adjusted EBITDAre	$33,036	$29,634	$127,659	$108,914

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total rental and other property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis; NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as a supplemental measure of our financial performance.

The following table reflects net loss attributable to common stockholders together with a reconciliation to NOI and to same store and non-same store contributions to consolidated NOI, as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net loss attributable to common stockholders	$(13,827)	$(12,785)	$(19,751)	$(42,759)
Add back: Net loss attributable to Operating Partnership units	(5,032)	(3,998)	(6,779)	(12,839)
Net loss attributable to common stockholders and unit holders	(18,859)	(16,783)	(26,530)	(55,598)
Add common stockholders and Operating Partnership units pro-rata share of:
Depreciation and amortization	18,483	15,785	66,670	59,103
Non-real estate depreciation and amortization	121	85	448	301
Non-cash interest expense	826	780	3,174	3,757
Unrealized loss on derivatives	32	3,001	2,450	2,776
Loss on extinguishment of debt and debt modification costs	335	—	7,199	2,226
Property management fees	1,135	1,118	4,645	4,151
Acquisition and pursuit costs	210	37	556	116
Corporate operating expenses	5,545	5,552	22,261	19,416
Weather-related losses, net	7	102	313	280
Preferred dividends	12,868	9,642	46,159	35,637
Preferred stock accretion	3,415	1,829	10,335	5,970
Less common stockholders and Operating Partnership units pro-rata share of:
Other income	68	—	68	—
Preferred returns on unconsolidated real estate joint ventures	2,700	2,435	9,797	10,312
Interest income from related parties	6,720	5,723	24,595	22,255
Gain on sale of real estate investments	—	—	48,172	—
Gain on sale of non-depreciable real estate investments	—	—	679	—
Pro-rata share of properties’ income	14,630	12,990	54,369	45,568
Add:
Noncontrolling interest pro-rata share of partially owned property income	724	774	2,810	2,629
Total property income	15,354	13,764	57,179	48,197
Add:
Interest expense	12,846	13,031	53,748	46,267
Net operating income	28,200	26,795	110,927	94,464
Less:
Non-same store net operating income	6,450	5,004	35,371	23,034
Same store net operating income (1)	$21,750	$21,791	$75,556	$71,430

(1) Same store portfolio for the three months ended December 31, 2019 consists of 26 properties, which represent 8,779 units. Same store portfolio for the year ended December 31, 2019 consists of 22 properties, which represent 7,613 units.

Contact

Investors:

(888) 558.1031
investor.relations@bluerockre.com

Media:

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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